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                               WARRANT

                      For the Purchase of 50,000
                        Shares of Common Stock
                                  of
                     WELLSPRING INVESTMENTS, INC.
                        A Delaware Corporation

       THIS CERTIFIES THAT, for value received, Saalib Limited or his/her assigns (the "Holder"), is entitled to, within the time frame set forth in Section 1 below ("Expiration Date"), but not thereafter, to subscribe for, purchase and receive up to Fifty Thousand (50,000) fully paid and nonassessable shares of the common stock (the "Common Stock"), of Wellspring Investments, Inc., a Delaware corporation (the "Company"), at the initial price of $5.00 per share (the "Exercise Price"), upon payment by cashier's check or wire transfer of the Exercise Price for such shares of the Common Stock to the Company at the Company's offices.

       1. Exercise of Warrant. This Warrant may be exercised in whole or in part at any time or from time to time before January 6, 2004 and before 5:00 p.m., California Time, by presentation and surrender hereof to the Company of a notice of election to purchase duly executed and accompanied by payment by cashier's check or wire transfer of the Exercise Price for the number of shares specified in such election.

       2.      Adjustment in Number of Shares.

        The Exercise Price and the number of shares issuable upon exercise of the warrants hereunder is NOT subject to adjustment upon certain events such as stock splits, reverse stock splits, stock dividends and similar transactions.

       3. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the exercise of this warrant such number of its shares of common stock as shall from time to time be sufficient to effect the exercise hereof.

        4. Registration Rights. If the Company at any time proposes to register any of its securities under the Act, including under an SB-2 Registration Statement or otherwise, it will each such time give written notice to all holders of outstanding warrants of its intention so to do. Upon the written request of a holder or holders of any such warrants given within 30 days after receipt of any such notice, the Company will use its best efforts to cause all shares underlying the exercise of such warrants to be registered under the Act (with the securities which the Company at the time propose to register); provided, however, that the Company may, as a condition precedent to its effective such registration, require each Holder to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that such Holder will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period after such registration becomes effective (not exceeding 90 days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company's offering would

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be materially adversely affected in the absence of such an agreement.  All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company.

       5. Notices. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address set forth in the records of the Company.

       6. Change; Waiver. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

       7. Law Governing. This Warrant shall be construed and enforced in accordance with and governed by the laws of California. Any action or proceeding arising under or pursuant to this Warrant shall be brought in the appropriate court in the County of Orange, California.

       8. Entire Agreement. This Warrant sets forth and includes the entire obligation of the Company with respect to any warrants held or due to Holder as of the date hereof, and any other agreement, arrangement, writing, contract, letter, or agreement dated prior to or of even date herewith shall be null and void upon execution of this Agreement.

       IN WITNESS WHEREOF, the undersigned has caused this Warrant to be signed as of this 6th day of January, 1999.


                                     WELLSPRING INVESTMENTS, INC.
                                     a Delaware Corporation


                                           /s/M. Richard Cutler
                                     _______________________________
                                     By:     M. Richard Cutler
                                     Its:    President

Acknowledged and Accepted:

Saalib Limited


________________________________
By:    __________________________
Its:   __________________________